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                     [MAYER, BROWN, ROWE & MAW LLP LETTERHEAD]

July 2, 2003


Morgan Stanley Institutional Fund, Inc.
P.O. Box 2798
Boston, MA 02208-2798

Ladies and Gentlemen:

                  This opinion is being furnished to Morgan Stanley Institutional Fund, Inc., a Maryland corporation ("MSIF, Inc."), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by MSIF, Inc. in connection with the acquisition by the Small Company Growth Portfolio, a series of MSIF, Inc. (the "Acquiring Portfolio"), of substantially all the assets of the Small Cap Growth Portfolio, a series of Morgan Stanley Institutional Fund Trust (the "Target Portfolio"), in exchange for shares of the Acquiring Portfolio (the "Acquiring Portfolio's Shares") and the assumption by the Acquiring Portfolio of certain stated liabilities of the Target Portfolio pursuant to an Agreement and Plan of Reorganization dated as of June 5, 2003 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

                  As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, dated June 30, 2003.

                  Based upon the foregoing, we are of the opinion that the Acquiring Portfolio's Shares when issued, as described in the Reorganization Agreement, will be duly and validly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                          Very truly yours,

                          Mayer, Brown, Rowe & Maw LLP